Exhibit 99.1

FUELSTREAM SIGNS 2-YEAR EXCLUSIVE AGREEMENT

TO PROVIDE FUEL FOR SKYWISE AIRLINE IN SOUTH AFRICA

DRAPER, UT, FL – (PRWeb – November 30, 2015) – Fuelstream, Inc. (OTC: FLST) (“Fuelstream” or the “Company”), a worldwide supplier of aviation fuel and flight services, announced today that it has signed an agreement with Pak Africa Trade Zone (Pty) Limited, the operator of Skywise Airline in South Africa, to be its exclusive provider of aviation fuel for a 2-year period commencing on the 25th of November 2015. Launched in March 2015, Skywise Airlines is a low-cost commercial carrier based in Johannesburg, South Africa which provides regular passenger service between Johannesburg and Cape Town.

Commenting on the agreement, Kenneth Denos, the Fuelstream Chairman and CEO, stated: “We are excited to work in partnership with Skywise to help it become a leader in low-cost passenger travel in South Africa. Our operations personnel in South Africa will continue to work closely with Skywise to ensure on-time delivery of fuel and support. We intend to increase our support and services as Skywise expands its routes and other commercial capabilities in southern Africa.

Tabassum Qadir, the Co-Chairperson of Skywise also added: “We are pleased to work with Fuelstream as our outsourced fuel supplier to handle the management and administration of our fuel and related logistics. We expect that this relationship will generate significant cost savings for Skywise, ensuring a stable and reliable supply of fuel, and enabling our airline to focus on passengers and customers.”

About Fuelstream

Fuelstream is an operating fuel logistics company that concentrates its supply chain management efforts in the distribution of aviation fuel to corporate, commercial, military, and privately-owned aircraft throughout the world. Currently, a majority of the Company's fuel and related services are concentrated in the sourcing, purchase and delivery of (Jet-A) fuel "into the wing" of private and commercial aircraft at various airports. With offices in Draper, Utah, Miami, Johannesburg, and Cape Town South Africa, the Company also supplies a variety of ground services either directly or through its affiliates, including concierge services, passenger and baggage handling, landing rights, coordination with local aviation authorities, aircraft maintenance services, catering, cabin cleaning, customs approvals, and third-party invoice reconciliations. For more information please visit www.fuel-stream.com.

Safe Harbor and Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, any risks and uncertainties with respect to the Company’s operations, as well as those contained in the Company’s quarterly, annual, and periodic filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts

Investor Relations/ Corporate and Media Contacts:
Mary Foster

Fuelstream Inc.

(801) 816-2510

info@fuel-stream.com